Exhibit 99.1

IntelGenx Reports Q1, 2015 Results and Provides Corporate Development Update

SAINT LAURENT, QUEBEC, May 14, 2015 - IntelGenx Technologies Corp. (TSX-V: IGX) (OTCQX: IGXT) (the “Company” or “IntelGenx”) today announced financial results for the three months ended March 31, 2015 and provided an update on operational developments. All amounts are in U.S. Dollars, unless otherwise stated.

Commenting on the results, Dr. Horst G. Zerbe, President and CEO of IntelGenx said “I am very pleased to report that we generated an operating profit in the first quarter of 2015, which is ahead of internal forecasts and confirms that IntelGenx is on track for its first fiscal year of profitability. Sales of Forfivo XL continue to grow as expected, with Q1, 2015 gross sales almost three times higher than in Q1, 2014.

Investments related to our planned expansion are also on track and we made excellent progress towards establishing a manufacturing facility for our growing portfolio of VersaFilm™ projects. We recently announced the signing of a lease agreement for 17,000ft² of new premises, negotiated a CAD$2.9 million construction agreement for leasehold improvements in these new premises, and placed purchase orders for VersaFilm™ manufacturing equipment totaling approximately CAD$2.2 million. In fact, construction and build-out of our new facility is already well under way. As previously announced, we plan to finance the project from cash in hand and a government-backed bank financing of up to CAD$3.5 million with BMO Bank of Montreal. We are looking forward to moving into our new premises in the third quarter of 2015 and to taking the next steps to position IntelGenx as the film development partner of choice, offering our pharmaceutical partners complete support from concept, through research and development, regulatory affairs, and commercial supply of our VersaFilm™ products.”

Financial Results:

Cash on hand as at March 31, 2015 was $3,819 thousand compared with cash of $4,399 thousand as at December 31, 2014. The decrease of $580 thousand during the first three months of 2015 relates to the net effect of cash used in operating activities of $279 thousand (Q1, 2014: $588 thousand), cash used in investing activities of $384 thousand (Q1, 2014: $105 thousand), and an unrealized foreign exchange loss of $312 thousand (Q1, 2014: $210 thousand), partly offset by cash provided by financing activities of $395 thousand (Q1, 2014: $1,064 thousand). The net cash provided by financing activities during the first quarter of 2015 derives from the first tranche of a term loan in the amount of CAD$500 thousand negotiated with BMO Bank of Montreal, whereas the cash provided during the first quarter of 2014 related to the exercise of warrants.

Accounts receivable totaled $76 thousand as at March 31, 2015 compared with $652 thousand as at December 31, 2014. The accounts receivable balance at December 31, 2014 included an amount of $600 thousand that was invoiced to our commercialization partner for Forfivo XL®, Edgemont Pharmaceuticals LLP (“Edgemont”), in the fourth quarter of 2014. Payment against the invoice was received in February 2015.

Revenue for the three months ended March 31, 2015 increased almost threefold to $625 thousand, compared with $222 thousand for the first three months of 2014. Revenue recorded in the first quarter of 2015 relates exclusively to Forfivo XL®, our first FDA approved product launched in October 2012 under a licensing partnership with Edgemont, and includes $391 thousand of license revenue (Q1, 2014: $125 thousand) and $234 thousand of royalty income (Q1, 2014: $97 thousand). Management continues to believe that the quarter-over-quarter increase of gross sales will continue throughout fiscal 2015.

Operating costs and expenses decreased from $664 thousand during the first three months of 2014 to $610 thousand during the first three months of 2015. The decrease primarily relates to a foreign exchange gain of $84 thousand arising from the strengthening of the US dollar versus the Canadian dollar between Q1, 2015 and Q1, 2014.

IntelGenx generated an operating profit of $15 thousand during the first three months of 2015, compared with an operating loss of $442 thousand during the first three months of 2014.

The net loss decreased from $442 thousand during the first three months of 2014 to a loss of $54 thousand during the first three months of 2015, and the loss per share was $0.00 for the first three months of 2015, compared with a loss per share of $0.01 for the first three months of 2014.

Corporate Development Update

Product-related

Anti-depressant tablet, Forfivo XL®

On February 23, 2015 we provided an update on sales and marketing activities for Forfivo XL®, our first FDA-approved product that was launched in the USA in October 2012 under an exclusive commercialization agreement with Edgemont.

According to Symphony Health Solutions, gross sales of Forfivo XL® totaled $8.9 million in the year ending December 31st, 2014, compared with sales of $2.7 million in the preceding year. The number of Forfivo XL® prescriptions filled increased from approximately 13,617 in 2013 to 30,378 in 2014. The average month-on-month growth rate of Forfivo XL® throughout 2014 exceeded 9%.

Forfivo XL® is indicated for treatment of Major Depressive Disorder (MDD) and is the only extended-release bupropion HCl product to provide a once-daily, 450mg dose in a single tablet. The active ingredient in Forfivo XL® is bupropion, the same active ingredient used in the well-known antidepressant product: Wellbutrin XL®.

Corporate

New Manufacturing Facility with increased R&D and Administration space

On April 24, 2015 we entered into an agreement to lease approximately 17,000 square feet in a property located at 6420 Abrams, St-Laurent, Quebec (the “Lease”). The Lease has a 10 year and 6 month term commencing on September 1, 2015 and we have retained two options to extend the Lease, with each option being for an additional five years. Under the terms of the Lease we are will be required to pay base rent of approximately CAD$110 thousand (approximately $87 thousand) per year, which will increase at a rate of CAD$0.25 ($0.20) per square foot every two years. We plan to use the newly leased space to manufacture our oral film VersaFilm™ products, to enlarge our research and development capabilities, and for administration purposes.

On April 29, 2015 we entered into an agreement for the construction of manufacturing facilities, laboratories, and offices within the property located at 6420 Abrams, St-Laurent, Quebec, at an aggregate cost of CAD$2.9 million (approximately $2.3 million). The construction agreement was awarded to BTL Construction Inc. (“BTL”) in Quebec following a tender process that was completed in December 2014. BTL specializes in the renovation of existing buildings for pharmaceutical use and has completed projects for various major pharmaceutical companies. We plan to fund this project from cash on hand. Construction is anticipated to be completed in Q3, 2015.

On March 16, 2015 we received CAD$500 thousand (approximately $430 thousand) in cash as part of a credit facility of up to CAD$3.5 million (approximately $3.0 million) negotiated with BMO Bank of Montreal (“BMO”). The credit facility is supported by a 50% guarantee under the Export Guarantee Program from Export Development Canada, Canada’s export credit agency. Management expects disbursement of the remaining CAD$3.0 million ($2.6 million) to follow after BMO has reviewed (in August 2015) our operating results for the first 6 months of 2015. The credit facility may be drawn down in multiple disbursements over 12 months and, after a 6 month moratorium on the capital, has a repayment term of up to 60 months. The financial covenants of the credit facility require us to maintain a Minimum Debt Service Coverage ratio of 1.25:1, and a Maximum Total Debt to Tangible Net Worth ratio of 2.5:1. Based upon Management’s business forecasts and projections, Management believes that we will be able to fully comply with these financial covenants. We intend to use the funds for the purchase and installation of new equipment for our new, state-of the-art, manufacturing facility.

On March 16, 2015 we placed an order for 2 packaging machines to be manufactured by Harro Höfliger Verpackungsmaschinen GmbH (“Harro Höfliger”) and installed in our new, state-of the-art, manufacturing facility. Harro Höfliger is widely recognized as a high end supplier of production and packaging equipment, primarily to the pharmaceutical and medical device industries, and is noted for providing innovative, custom equipment to meet the needs of customers. Our purchase order consists of one commercial grade packaging machine and one smaller machine for our R&D laboratories. The purchase order, in the aggregate amount of approximately €1.5 million (approximately $1.6 million), requires immediate payment of a 20% deposit with a further 70% to be paid upon delivery of each machine and the balance of 10% to be paid upon satisfactory completion of a Site Acceptance Test of each machine. The packaging machine for our R&D laboratories is expected to be delivered in Q3, 2015 and the commercial grade packaging machine is expected to be delivered in Q4, 2015. We intend to finance the acquisition of these 2 machines with the credit facility negotiated with BMO, as discussed above.

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' development pipeline includes products for the treatment of indications such as severe depression, hypertension, erectile dysfunction, migraine, insomnia, CNS indications, idiopathic pulmonary fibrosis, oncology and pain, as well as animal health products. More information is available about the company at www.intelgenx.com.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTCQX has neither approved nor disapproved the contents of this press release.

INVESTOR CONTACT:
COCKRELL GROUP
Rich Cockrell
877-889-1972
investorrelations@thecockrellgroup.com
cockrellgroup.com

COMPANY CONTACT:
Horst G. Zerbe
President and CEO
IntelGenx Technologies Corp.
T: +1 514-331-7440 (ext. 201)
F: +1 514-331-0436
horst@intelgenx.com
www.intelgenx.com